EXHIBIT 2.2


                           CERTIFICATE OF MERGER
                                    OF
                             MMI MERGER CORP.
                                    AND
                          MICROTEK MEDICAL, INC.


It is hereby certified that:

     A. The constituent business corporations participating in the merger herein certified are:

          (i) MMI Merger Corp., which is incorporated under the laws of the State of Delaware ("MMI"); and

          (ii) Microtek Medical, Inc., which is incorporated under the laws of the State of Delaware
               ("Microtek").

     B. An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

     C. The name of the surviving corporation in the merger herein certified is Microtek Medical, Inc., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

     D. The Certificate of Incorporation of Microtek is to be amended and changed by reason of the merger herein certified by deleting in its entirety the present Certificate of Incorporation of Microtek, as amended, and substituting in lieu thereof the following articles:

                                    "I.

                            NAME OF CORPORATION

     The name of the Corporation is:    "Microtek Medical, Inc."

                                    II.

                  REGISTERED OFFICE AND REGISTERED AGENT

     The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                   III.

                          PURPOSE OF CORPORATION

     The nature of the business and purposes to be conducted and promoted are as follows:

          To engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law; and to exercise all the rights, privileges, immunities, and authority granted to or exercised by business corporations under the laws of the State of Delaware now in effect or that will become effective during the existence of the corporation.

                                    IV.

                              CAPITALIZATION

     The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1,000), all of the par value of $.001 per share. All such shares are of one class and are designated as Common Stock.

                                    V.

              ELIMINATION OF MONETARY LIABILITY OF DIRECTORS

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Delaware General Corporation Law or any successor law or laws.

                                    VI.

                            AMENDMENT OF BYLAWS

     The bylaws of the Corporation may be adopted, amended or repealed by the Board of Directors of the Corporation; provided, however, that nothing contained in this Article VI shall be deemed to divest the stockholders of the Corporation of the power, nor limit their power, to adopt, amend or repeal the bylaws of the Corporation.


                                   VII.

                               INCORPORATOR

     The name and mailing address of the incorporator are as follows:

                         Richard H. Spann
                         Post Office Box 1366
                         Columbus, Mississippi  39703

                                   VIII.

                                 DIRECTORS

     The name and mailing address of the persons who are to serve as the directors until the first annual meeting of the stockholders or until their successors are elected and qualified are as follows:

                         Robert L. Taylor
                         4320 International Boulevard, N.W.
                         Norcross, Georgia  30093

                         Travis W. Honeycutt
                         4320 International Boulevard, N.W.
                         Norcross, Georgia  30093

                         C. Fred Harlow
                         4320 International Boulevard, N.W.
                         Norcross, Georgia  30093"

and said Certificate of Incorporation as so amended and changed shall continue to be the Certificate of Incorporation of said surviving corporation until further amended and changed in accordance with the provisions of the General Corporation Law of the State of Delaware.

     E. The executed Agreement and Plan of Merger, between the aforesaid constituent corporations and Isolyser Company, Inc., a Georgia corporation, is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

                         Microtek Medical, Inc.
                         Post Office Box 2487
                         Columbus, Mississippi  39704



     F. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the constituent corporations.

     G. The Agreement and Plan of Merger provides that the merger herein certified shall be effective upon the occurrence of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.



     Dated this 30th day of August, 1996.

                              MMI:

                              MMI Merger Corp., a Delaware corporation


                              By:_________________________________
                              Its: _________________________________

                              MICROTEK:

                              Microtek Medical, Inc., a Delaware
                                 corporation


                              By:_________________________________
                              Its: _________________________________